EXHIBIT 99.1
Graymark Healthcare Becomes Second-Largest U.S. Sleep Diagnostic and Treatment Company
Completing Somni and Avastra Eastern Sleep Centers Acquisitions, Graymark Is Poised To Be the Industry’s National Leader in Standards of Patient Care
Oklahoma City—(September 16, 2009)—Graymark Healthcare, Inc. (NASDAQ: GRMH) today announced the acquisition of Avastra Eastern Sleep Centers, Inc. from Avastra USA, a division of Avastra Sleep Centres Limited (ASX: AVS), a public company listed on the Australian Securities Exchange. Graymark will change Avastra Eastern Sleep Centers, Inc.’s name to Nocturna East, Inc. Late last month, Graymark acquired somniCare, Inc. and somniTech, Inc. from Avastra. With these acquisitions, Graymark becomes the second-largest U.S. sleep diagnostic and treatment company, owning and/or operating 28 free-standing sleep care centers and contracting with 62 hospitals in 11 states.
“This acquisition helps us achieve scale and geographical breadth as we become a national leader in quality sleep medicine,” said Graymark CEO Stanton Nelson. “As this industry matures, our high standards for specialized physician-supervised diagnostics and therapies will ensure that patients around the country can receive the care they need.”
“I speak on behalf of all Nocturna East employees when I say we are proud to be a part of the Graymark family,” said Dr. Dan Rifkin, the President of Nocturna East, Inc. “Graymark is the future of sleep medicine, not only in terms of nationally providing the necessary resources for the provision of high-quality care in sleep medicine, but also in seeing the regulatory reform to come and taking action now to prepare for it.”
Graymark is a diversified medical holding company. After the acquisitions, Graymark projects annual revenue of approximately $120 million and will have 554 employees total with approximately 250 working in the sleep side of the business. In addition to owning and operating diagnostic sleep centers that treat a wide range of sleep disorders, Graymark owns and operates independent retail pharmacies under its ApothecaryRx subsidiary in five states, and a medical equipment company that provides both disposable and durable medical equipment.
The National Institutes of Health estimates that 50-70 million Americans suffer from sleep-related problems. As the public and medical community have become increasingly aware of the importance of the accurate diagnosis and treatment of sleep disorders, demand for sleep medicine is rising at a rapid rate.
Graymark provides patients with the highest standards of care and treatment uniformly in the company’s facilities. With these acquisitions, Graymark’s size will ensure that the company can meet the growing demand for its medical services. Graymark has set the standard for quality care and has been acknowledged for its work:
•	Advance Magazine for Respiratory Care named one of Graymark’s facilities one of the top three U.S. sleep-medicine facilities;

•	Before any study, all patients have the opportunity to be seen in clinic by Graymark’s local medical director and clinical staff;

•	All Graymark patients are treated by a physician who is board certified in sleep medicine;

•	Graymark’s commitment to patient care has led to their sleep apnea patients who participate in their proprietary CPAP Success Program having a treatment compliance rate of over 83% versus the national average of just 50%;

•	Graymark’s facilities use the gold standards of care set by the American Academy of Sleep Medicine; and

•	Graymark had the first free-standing sleep facility to be accredited by the American Academy of Sleep Medicine in the State of Oklahoma.
Some common primary sleep disorders are sleep apnea, insomnia, circadian rhythm disruption, and narcolepsy. Risks associated with sleep apnea include heart disease, high blood pressure, sexual dysfunction, stroke, diabetes, and fatigue-related motor vehicle accidents.
“We are on a path to becoming this market’s national leader. In addition, our commitment to anticipating and complying with a rapidly evolving state and federal regulatory and legal framework for sleep medicine is second to none,” added Mr. Nelson.
A Frost & Sullivan report estimates that the U.S. market for all sleep diagnostic services is more than $3.5 billion for 2009, and that the average industry growth rate in revenues from 2004-2011 is over 15%.
Graymark will now help patients in 11 states: New York; Texas; Florida; Nevada; Missouri; Kansas; Oklahoma; Minnesota; Iowa; Nebraska; and South Dakota.

Graymark plans to continue its growth both internally and through strategic acquisitions within the medical industry.
This press release may contain forward-looking statements which are based on the Company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
CONTACTS:
Joseph Harroz, President & COO
Graymark Healthcare, Inc.
(405) 601-5300
MEDIA:
Josh Galper
Orrick, Herrington & Sutcliffe LLP
202-339-8468
jgalper@orrick.com
INVESTORS:
Jeff Elliott
Halliburton Investor Relations
(972) 458-8000
jelliott@halliburtonir.com
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Sep 16, 2009